As filed with the Securities and Exchange Commission on June 12, 2006

Registration No. 333-111249

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTEON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3880755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o General Dynamics Corporation

2941 Fairview Park Road

Falls Church, VA 22042

(703) 876-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Savner

Vice President

Anteon International Corporation

c/o General Dynamics Corporation

2941 Fairview Park Road

Falls Church, VA 22042

(703) 876-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thaddeus J. Malik

Jenner & Block, LLP

One IBM Plaza

Chicago, IL 60611

(312) 222-9350

Approximate date of commencement of proposed sale to public: This post effective amendment deregisters those shares of the registrant’s common stock that were to be sold from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

DEREGISTRATION OF SHARES

On December 17, 2003, Anteon International Corporation (the “Company”) filed a Registration Statement on Form S-3 (333-111249) (the “Registration Statement”) which registered, for issuance from time to time, 11,105,490 shares of Company common stock, par value $0.01 (the “Securities”) to be sold by the Company and certain selling stockholders. The Registration Statement was declared effective on or about March 2, 2004. On October 29, 2004, certain selling stockholders sold 3,600,000 shares of the Securities in an underwritten offering pursuant to the Registration Statement. No other shares have been sold pursuant to the Registration statement.

The Company, General Dynamics Corporation (“General Dynamics”) and Avenger Acquisition Corporation (“Merger Sub”) entered into an Agreement and Plan of Merger dated December 13, 2005 (the “Merger Agreement”) pursuant to which, among other things, the Company would be merged with and into Merger Sub, an indirect, wholly-owned subsidiary of General Dynamics, and all outstanding shares of Company common stock that were issued and outstanding immediately prior to the effective time of the merger (other than shares of Company common stock owned by the Company, General Dynamics or Merger Sub or any of their respective subsidiaries and other than dissenting shares), together with any associated rights under the Company’s rights agreement, would be cancelled and automatically converted into the right to receive per share of Company common stock an amount in cash equal to $55.50, without interest, less any required withholding taxes (these actions being collectively referred to as the “Merger”).

On March 3, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby. On June 8, 2006, the Merger closed in accordance with the terms of the Merger Agreement.

As a result of the Merger, which was consummated on June 8, 2006, the Company has terminated all offerings of its common stock and other securities, including the Securities, pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing and the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the offering, the Company hereby removes from registration all the Securities under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on June 12, 2006.

ANTEON INTERNATIONAL CORPORATION

By:	/s/ Gerard J. DeMuro
Gerard J. DeMuro President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on June 12, 2006.

/s/ Gerard J. DeMuro
Gerard J. DeMuro Director and President

/s/ David A. Savner
David A. Savner Director

/s/ David H. Fogg
David H. Fogg Treasurer (Principal Financial Officer and Principal Accounting Officer)